UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Smith, Richard A.
   2140 Lake Park Blvd.
   Richardson, TX  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   01/01
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1)Title of Security           2)Trans-      3.Trans-       4.Securities Acquired(A) 5)Amount of    6)Ownership  7)Nature of
                              action        action         or Disposed of (D)       Securities     Form:        Indirect
                              Date          Code                                    Beneficially   Direct       Beneficial
                                            -------------  ------------------------ Owned at End   (D) or       Ownership
                              (Month/                               A or            of Month       Indirect
                              Day/Year)     Code        V  Amount   D   Price                      (I)
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                                                                                1



Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative         2)Conversion  3)Trans-       4)Trans-  5)Number of Derivative         6)Date Exercisable and
Security                      or Exercise   action         action    Securities Acquired (A)        Expiration Date
                              Price of      Date           Code      or Disposed of (D)             Month/Day/Year
                              Derivative                  --------  -----------------------        ---------------------------------
                              Security      Month/Day/Year Code  V   A                D            Date Exercisable  Expiration Date
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Non-Qualified Stock Option    $10.7500      01/25/01       A     V   75,000                        (1)               01/25/08
(right to buy)


Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-     7)Title and Amount           8)Price     9)Number of    10)Ownership        11)Nature of
Security                       action       of Underlying                of Deri-    Derivative     Form of             Indirect
                               Date         Securities                   vative      Securities     Derivative          Beneficial
                                            ------------------------     Security    Beneficially   Security            Ownership
                                                           Amount or                 Owned at End   Direct (D)
                               Month/Day/                  Number of                 of Month       or Indirect
                               Year         Title                                                   (I)
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Non-Qualified Stock Option     01/25/01     Common Stock,  75,000                    75,000         D
(right to buy)                              par value $0.01
                                            per share

Explanation of Responses:

(1)
The option becomes exercisable in two equal annual installments, commencing one year after the date of grant.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Richard A. Smith
DATE 02/08/01